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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 23, 2002
                                                         ----------------



                                  EXPEDIA, INC.
          ------------------------------------------------------------
               (Exact Name of registrant as specified in charter)



                                   Washington
          ------------------------------------------------------------
                 (State or other jurisdiction of incorporation)



                                    000-27429
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                            (Commission File Number)



                                   91-1996083
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                        (IRS Employer Identification No.)



                        13810 SE Eastgate Way, Suite 400
                               Bellevue, WA 98005
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                    (Address of principal executive offices)
                                   (Zip Code)


       Registrant's telephone number, including area code: (425) 564-7200
                                                           --------------


                                       N/A
          ------------------------------------------------------------



 -----------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

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Item 5. Other Events.

On January 23, 2002, Expedia, Inc. issued a press release announcing that it had entered into an agreement to acquire certain of the assets, and assume certain of the liabilities, of Classic Custom Vacations, a California corporation and a wholly owned subsidiary of Classic Vacation Group, Inc., a New York corporation. In connection with the transaction, Expedia agreed to first purchase all of the outstanding debt of Classic Vacation Group in exchange for approximately $47 million in shares of Expedia common stock. If the aggregate net proceeds to the Classic debt holders from the sale of such shares is less than $47 million, Expedia will fund the difference in value by issuing additional shares or paying the remainder in cash or both. If the aggregate net proceeds exceed $47 million, the excess will be returned to Expedia. Expedia will then acquire the assets of Classic Custom Vacations for an aggregate purchase price of approximately $52 million (consisting of approximately $5 million in cash plus the cancellation of the $47 million of debt) plus the assumption of certain liabilities.

Item 7. Exhibits. The following item is attached as an exhibit hereto:

Exhibit 99.1 Press release of Expedia, Inc. dated January 23, 2002.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      EXPEDIA, INC.


                                         /s/  Gregory S. Stanger
                                      ------------------------------------------
                                      Name:   Gregory S. Stanger
                                      Title:  Sr. Vice President and
                                              Chief Financial Officer

Dated: January 23, 2002